            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated October 19, 2005, relating to the financial statements and financial highlights which appears in the August 31, 2005 Annual Report to Shareholders of AIM Advantage Health Sciences Fund (one of the portfolios constituting AIM Counselor Series Trust) and of our report dated December 19, 2005, relating to the financial statements and financial highlights which appear in the October 31, 2005 Annual Report to Shareholders of AIM Global Health Care Fund (one of the portfolios constituting AIM Investment Funds), which is also incorporated by reference and appears in such Registration Statement. We also consent to the references to us under the headings "Accountants" and "Financial Information" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP


Houston, Texas
November 16, 2006